Exhibit 99.2

Transcript of
ImageWare Systems (IWSY)
First Quarter 2008 Results Conference Call
May 20, 2008

Participants

Christiane Peltz, LHA, Investor Relations
Jim Miller, Chairman and CEO
Wayne Wetherell, CFO

Presentation

Operator

Greetings, and welcome to the ImageWare Systems First Quarter 2008 Results Conference Call.  At this time, all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Ms. Christiane Peltz from LHA.  Thank you, Ms. Peltz.  You may begin.

Christiane Peltz - LHA - Investor Relations

Thank you, Claudia, and good morning, everyone, or good afternoon, everyone.  With us on the call today are Jim Miller, ImageWare’s Chairman and CEO, and Wayne Wetherell, CFO.  Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey the Company’s progress, business opportunities and growth process, this major caution is that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on information available to the Company, actual results may differ materially from those described.  The Company’s operations and business process are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the Company’s periodic filings with the U.S. Securities & Exchange Commission.  I would now like to turn the call over to management.  Jim Miller will begin with a review of the first quarter 2008 and recent activities, followed by Wayne Wetherell, who will review the financials.  Jim?

Jim Miller - ImageWare Systems - Chairman and CEO

Thank you, Christiane, and thanks to all of you for joining us this afternoon.  Today, I will start by talking about our Unisys win, update you on a few projects, and discuss our integrated strategy.  And Wayne will review the financials.  We’ll take some questions, and I will conclude with some closing remarks.  On our last call, we announced $3.5 million in new orders from several partners during the last two weeks of March.  The largest order was for an international transportation security credential program, and we’re excited we can now share some of those details with you.  Unisys Canada, a wholly-owned subsidiary of Unisys Corporation, will be utilizing ImageWare’s multi-biometric identity management solution as the foundation of the Canadian Air Transport Security Authorities, or CATSA, a new restricted area identification card application.  This new system verifies the identities of airport workers at 29 airports throughout Canada via fingerprint and iris biometrics and ensures that only those workers with security clearance are permitted to enter restricted areas.  It also allows CATSA to update the security clearance status of all 100,000 airport workers instantly at all airports across the country.  This contract will run for two years initially, followed by two additional two-year option periods.  Also, in Canada and also with Unisys, the passport project has still not been awarded.  The initial piece of this project is worth several million dollars with significant follow-on opportunity.  Like all government awards, unfortunately, we cannot predict when the winner of the bid will be finally announced.  In addition to the passport project, we also have an opportunity with the electronic visa in Canada where we conducted a very successful pilot program last year.  In fact, we were very excited to learn the results of a field trial conducted by Unisys where we achieved 100 percent accuracy, which is remarkable in that very few companies are able to perform at this high level.  We look forward to sharing more with you as we progress on that project.  Now, I’d like to talk to you about activities surrounding HSPD-12.  We previously announced the VA win, which is still being deployed.  The VA’s goal is to issue approximately 550,000 personal identity verification, or PIV, credentials at more than 225 enrollment sites across the United States.  This deployment is one of the largest HSPD-12 deployments to date.  The VA’s current plan is for 25 percent of the employees, contractors and other individuals to receive credentials by September 30, 2008, with full implementation of the program scheduled for September 30, 2009.  As you may know, ImageWare is partnered with Honeywell, Active Identity and Novell to bring together an end-to-end HSPD-12 solution.  As a consortium, we sponsored a recent government seminar in Washington, D.C., earlier this month to educate government agencies on the benefits of unified physical and logical access control security systems.  It was very successful, and it was very well attended.  As a group, we are working closely together and aggressively marketing our solution to government agencies and their solution providers.  In fact, our first installation is with one of these solution providers, a customer who is a large contractor to the government.  This customer has completed a Phase 1 deployment for its own employees and begun Phase 2 at additional locations, with 1,500 enrollments of its employees to date.  The customer’s goal is to achieve national rollout at all its locations in 2009.  Additionally, Honeywell is now marketing solutions that use our technology to offer complete end-to-end access control systems for HSPD-12, transportation worker identification credential, border management, and other environments.  Although we know large-scale projects are the norm for Honeywell, we cannot predict the timing for its sales initiatives to produce purchase orders.  We have also been selected by a leading systems integrator for the military as a partner to support the United States Army’s rapid response, or R2, contract by providing our expertise in biometrics, secure credentialing, and multi-lingual translation capabilities.  R2 is among the premier United States Army communications-electronics command contracts, supporting services in technology enhancement requirements within the United States Department of Defense and at all federal agencies throughout the government.  This partnership demonstrates the flexibility of our biometric identity management product and our ability to respond and execute on rapid deployments.  The need to acquire and quickly field new capabilities is growing, and we look forward to working closely with this partner on delivering biometrically-enhanced authentication solutions.  We continue to be in start-and-stop discussions with the Homeland Security Agency’s US Vision--VISIT initiative involving our technology as middleware for a pilot project.  We were told after our initial bid we could begin work in November of last year, but, as this project has been put on hold, we re-quoted and are currently awaiting results.  Our biometric engine continues to be used for projects around the world.  After previously winning law enforcement projects in Tasmania and New South Wales, Australia, we are now bidding with several partners on a similar program for the Victoria Police Department in Australia.  Victoria is the largest State in Australia, followed by New South Wales.  You may also recall that, a few years ago, we won a project in Mexico with the Foreign Ministry.  We are currently bidding on a meaningful national program with another agency there that could be awarded as early as the third or fourth quarter.  This is a multi-million dollar project initially, and could be so annually for several years.  We believe our business model of partnering with large integrators works.  The model definitely has long-term potential for large scaleable projects to offer positive results to shareholders.  But, as we progress, industry-wide issues have resulted in slower than anticipated deployments.  We speak with others in our industry and virtually every company, whether big or small, public or private, is experiencing the same delays and frustrations as we are.  These are not unique to ImageWare.  On the other hand, the OEM agreements we’ve signed have potential for just one award to be a major game-changer for our business.  We continue to believe HSPD-12 standards are driving the need for ImageWare’s scaleable, open architecture solutions.  The Unisys win illustrates our business model works.  We continue to believe we are on the cusp of providing the market with technology it needs to meet industry standards for large biometric projects for both private sector corporations and for government entities.  I’ll now turn the call over to Wayne to provide greater financial detail.

Wayne Wetherell - ImageWare Systems - CFO

Thank you, Jim.  First, as you probably know, the stock is now trading over the over-the-counter bulletin board market under the symbol IWSY.  We believe this is a satisfactory solution for our transition from the American stock exchange, and it’s actually more cost effective for us.  Revenue for the quarter ended March 31, 2008 totaled $1.4 million compared to $1.3 million in the same quarter of 2007.  These revenues were short of the $2.3 million preliminary estimate for the quarter due to certain contractual terms requiring the Company to defer recognition on over $1 million in software license shipped in the quarter.  However, we were able to invoice against the shipment for payment.  The associated revenue is now part of our backlog.  Product revenue in the quarter was $770,000 for the first quarter 2008.  This compared to $709,000 in the prior year’s quarter.  Maintenance revenue for the first quarter of 2008 was $606,000 compared to $627,000 in the first quarter of 2007.  Gross margins for the quarter were 67 percent of revenue compared to 64 percent for the first quarter of 2007.  Higher margins were the result of higher product revenue in the quarter.  First quarter operating expenses totaled $2.9 million compared to $3.1 million in the prior year.  The reduction reflects lower research and development expenses primarily due to the lower utilization of contract programming services in the quarter.  Net loss for the first quarter was $1.9 million compared to $2.4 million in the first quarter of 2007.  Net loss available to common shareholders was $3.8 million in the quarter, which included $1.9 million in preferred stock dividends, compared to a first quarter 2007 net loss of $2.9 million, which included $430,000 in preferred stock dividends.  The $1.9 million of--in preferred stock dividends in the quarter was made up of $84,000 in accrued dividends and a $1.8 million non-cash charge for a beneficial conversion feature which was the result of the reduction of conversion prices on our Series C and Series D preferred stock due to anti-dilution rights included in these securities.  Basic loss per share available to common shareholders in the first quarter was 22 cents a share.  This compared to 21 cents per share in the year-ago quarter.  Sales order backlog totaled $3.1 million at the end of March 2008.  And now, I’d like to turn the call back over to Jim.

Jim Miller - ImageWare Systems - Chairman and CEO

Thanks, Wayne.  ImageWare’s scaleable, vendor-neutral, open-architected biometric engine platform and the interoperable technologies we have help government agencies and commercial enterprises enhance their security infrastructures and meet compliance standards with validated solutions that are interoperable with their existing infrastructure and remain flexible as they evolve.  In addition, we’re excited about the large and attractive mobile device market our new Mediator suite of products addresses.  Mediator’s voice recognition, multi-lingual translation, and multi-modal biometric capabilities complement our suite of biometric identity management solutions, enable users to facilitate improved communications across major language groups globally.  Our customers’ confidence in ImageWare and the quality of our products and service underlies our belief that we will achieve our goal of turning ImageWare’s potential into revenue and profits.  Based on our discussions with integrators and partners, we expect to see orders that will move us toward that goal in the short-term.  I’d now like to turn the call back to the Operator, and we’ll open up our question and answer session.

Operator

Thank you.  Ladies and gentlemen, we will now be conducting a question and answer session.  If you would like to ask a question, please press star-one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star-two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.  One moment, please, while we poll for questions.  Our first question is coming from David Segelov with Leviticus Partners.  Please state your question.

<Q>: Good afternoon, Wayne and Jim.

<A>: Hey.

<Q>: Where does the cash stand as of today?

<A>: At the end of the quarter, we reported approximately $300,000 in cash.  We continue to monitor cash and our needs and the availability of cash through various sources.

<Q>: Where does it stand today?

<A>: We haven’t put that out.

<Q>: Is it higher or lower than at March 31st?

<A>: It’s somewhat lower.

<Q>: Okay.  Would you say that this quarter would be cash flow positive?

<A>: You mean quarter two?

<Q>: Yeah.

<A>: Actually, we are expecting that it will be based on what we’re seeing right now, yes.

<Q>: Okay.  I’m just trying to work out whether you have enough cash to get through to next quarter or not.

<A>: Understood, and as I said, a lot of this depends on the timing of these orders, which has been difficult for us as it is for anybody to tell you exactly what day and time they’ll come in.  But, what we’re seeing now, yes.

<Q>: Any thoughts about downsizing some of the business?

<A>: Well, we have decreased costs quite a bit.  I think that’s a step that you go to when you’ve decided that the upside is either limited or has been impaired or has been cut back significantly.

<Q>: The $1 million in deferred revenues, where does that show up in the balance sheet?

<A>: The $1 million in deferred revenues--?

<Q>: --Yep--.

<A>: That would show as a deferred revenue as of the date that we would have invoiced it.

<Q>: I just don’t see it on the balance sheet, but maybe it will be in the filed Q.  I don’t know.

<A>: Our deferred revenues are approximately $1.4 million at this time.

<Q>: Okay.  Can you talk about given that your financial resources are fairly stretched right now, can you talk about focusing the business a little bit?

<A>: Well, the business plan has been focused, and it continues to be focused on working with these large system integrator partners to move the products to market as quickly as we possibly can.

<A>: We continue to stay focused on building and increasing the product set around the biometric engine at the same time the complementary pieces of our product line that we offer, EPI Builder, EPI Suite, which are credentialing in nature, and the law enforcement products.  That focus hasn’t changed, and we have--if anything, we have eliminated a number of extraneous other projects and forays into other areas in favor of just concentrating on what we see as the biggest, most immediate opportunity to generate revenue.

<Q>: If you rewind the tape a year and you look, did you get any revenue out of the GE this quarter?

<A>: General Electric pays--has paid royalties every quarter.  You probably mean meaningful big revenue, and the answer is no, as we said in the remarks before the Q&A period.  But, that doesn’t mean that there’s going to be no revenue.  What that means is there hasn’t been any yet.

<Q>: Okay.  And Honeywell, on the non-defense side?

<A>: Honeywell has--as we reported last time, Honeywell announced their product April the 5th at the ISC Security Show, and it is now in the marketplace.  So, they’ve been--they have been selling the product suite for just a little over a month.  And yes, actually there has been revenue based off of that.  It’s been several hundred thousand dollars.

<Q>: Okay, okay.  Thank you.

<A>: Yeah.

Operator

As a reminder, ladies and gentlemen, if you’d to ask a question, please press star-one on your telephone keypad at this time.  Our next question is coming from Harvey Kohn with Equity Source Partners.

<Q>: Hi, Jim.  How are you?

<A>: Good, Harvey.  Thank you.

<Q>: Okay.  Jim, considering your relationship with these huge integrators, the Boeings and the Unisyses of the world, how do you--what’s your level of confidence in terms of these smaller contracts growing into much larger contracts over the next three to six months?

<A>: It’s very, very high.  We are confident beyond--I mean, we’re beyond optimistic.  We’re confident that that, in fact, will be the case.  Look, these big integrators get these projects and, as we’ve said before--and I think, just intuitively, it’s evident, they’re not interested in projects which yield a low seven-figure return.  They’re interested in large infrastructure projects in which they are going to be providers of products for a generation.  And our aim is to get in and help them win those, so that we, too, can be the beneficiaries of that kind of recurring revenue.  If you look at the most recent win, which is the CATSA project, which is a key infrastructure project for the government of Canada, that is spaced out to be a seven-year agreement.  It’s a two-year initial term, with a couple of option years going out to seven years.  So, we have the first two years under contract and the revenues are set there, but there’s more revenue beyond that as that project expands and just as the current project grows over a period of time.  So, I think we’re very confident about that.  And some of these other projects that we are working on with the Boeings of the world, we’re similarly confident.  And look, as I said in the remarks, we share the frustration as much as anyone.  These things take a long time.  These are big government build initiatives, and they take longer than any of us like.  But, again, if you look around the industry, that is not unique to ImageWare.

<Q>: Thank you.

Operator

As a reminder, if you’d like to ask a question, please press star-one on your telephone keypad at this time.  Our next question is coming from Sam Bergman with Bayberry Capital.

<Q>: Good afternoon, Jim and Wayne.  How are you?

<A>: Hi, Sam.

<Q>: A couple of questions.  Could we go back to the financing again and being cash flow positive this quarter?  Should we not expect any financing to occur the rest of the year, or is there a possibility there’ll be some more funding because of the shortage of cash?

<A>: Sam, we’re always looking at it, and we’re looking at it closely.  And obviously, we look at it in the context of not only availability of any kind of funding, but the terms and the impacts on the shareholders, but also, you know, how if we can gauge the--better gauge the anticipated receipt of orders and projects so that we don’t have to finance at all.  We literally assess that, you know, weekly, daily, here and there’s enough opportunity out there that there’s certainly--again, dependent on the timing, there's certainly a possibility that you don’t have to do any funding.  But, I don’t think any of us could say to you none will be needed for the whole year.

<Q>: On a typical contract, is there any--normally upfront payments, or not?

<A>: It depends on how it’s negotiated.  We try for that.  In a lot of our deals, the licenses are the first thing sold.  And in some of those, the licenses are based on off-the-shelf product.  So, it’s not at signing, but it’s--you know, it’s close after.  And again, it--there’s no set template to it, Sam.  It just depends on the project.  But, in many of the projects, particularly the recent ones, they follow that form.

<Q>; So, if you look at what’s on the table right now for short-term opportunities, should we expect some upfront licensing fees for those versus in the past not having those go into the balance sheet?

<A>: Yeah, just so we’re clear on upfront, upfront means you sign a contract, and then you’re 30 or 45 days from what would be a first payment after an initial delivery.

<Q>: Okay.  Is there any chance of licensing any of your technology?

<A>: Yes, clearly.

<Q>: Is that part of the overall picture for this year in cash flow, or not?

<A>: Yes, it absolutely is.

<Q>: Good.  The only other question I wanted to ask you is I understand Computer Science is spending--or putting in more dollars into biometrics or into that area.  Is there any opportunity over there for you guys?

<A>: Yeah.  CSC is an existing valued partner.  We are in the process of talking about additional opportunities with CSC, and we look forward to being able to share those opportunities with you as they unroll.  CSC is a serious player in identity management, and we have been very close to them as they roll out their business plan.  And we will continue to, we believe, work even more closely with them.

<Q>: Thank you very much.

<A>: You’re welcome.

Operator

This does conclude the Q&A session.  I’d like to turn the floor back over to management for any closing comments.

Jim Miller - ImageWare Systems - Chairman and CEO

Thanks very much.  And again, thanks to all of you for your time and attention today.  We continue to believe we have the best products and that our integrator strategy offers the most opportunity for revenue in the long-term.  We’re looking forward to achieving our full potential.  Based on our discussions with our partners, we expect that we will be able to see meaningful progress toward that goal in the very near-term.  We thank you again for your continued interest in ImageWare, and we look forward to reporting to you our progress along the way.

Operator

Ladies and gentlemen, this does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.